Exhibit 10.2

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO THE EMPLOYMENT AGREEMENT is made and entered into as of this 1st day of May, 2013, by and between Max Sound Corporation, a Delaware corporation with offices at 2902 A Colorado Blvd, Santa Monica, CA 90404 (the “Corporation”), and John Blaisure, an individual residing in Carlsbad, California (the “Executive”), under the following circumstances:

RECITALS:

a.            The Corporation has secured the services of the Executive on January 17, 2011 upon the terms and conditions as previously set forth on that day and by original agreement filed in the Company’s 8k filing; and

b.            The Executive is continuing to render services to the Corporation upon the terms and conditions as previously set forth on January 17, 2011.

NOW, THEREFORE, the parties mutually agree to the following changes to the original emloyment agreement as follows:

1)            The Corporation previously agreed to pay the Executive as compensation for his services hereunder, set forth in Section 4 in the original agreement. It stated, the Executive shall be entitled to and shall receive a monthly salary equal to $18,000.

2)            The Corporation previously agreed in another addendum executed on August 1st, 2011 to pay the Executive as compensation for his services a monthly salary equal to $12,000.

3)            The Corporation beginning on May 1, 2013 now agrees to pay the Executive as compensation for his services hereunder a monthly salary equal to $18,000.

4)            No other aspects of the original agreement are changed by this addendum.

Wheretofore, the Parties mutually and completely agreeing to the changes and additions listed herein this Addendum in their entirety and that all other provisions of the original January 17, 2011 agreement remain in full force and effect set forth their hand and seal on this day May 1, 2013.

MAX SOUND CORPORATION	EXECUTIVE

/s/ Greg Halpern	/s/ John Blaisure
Greg Halpern – Chairman & CFO	John Blaisure – President & CEO